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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-A
                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           InnSuites Hospitality Trust
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             (Exact Name of Registrant as Specified in Its Charter)

                   Ohio                                      34-6647590
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(State of Incorporation or Organization)                  (I.R.S. Employer
                                                         Identification No.)
InnSuites Hotels Centre
1625 E. Northern Ave., Suite 201, Phoenix, Arizona              85020
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(Address of Principal Executive Offices)                      (Zip Code)



         If this form relates to the                                   If this form relates to the
         registration of a class of securities                         registration of a class of securities
         pursuant to Section 12(b) of the                              pursuant to Section 12(g) of the
         Exchange Act and is effective                                 Exchange Act and is effective
         pursuant to General Instruction                               pursuant to General Instruction
         A.(c), please check the following                             A.(d), please check the following
         box.  [X]                                                     box.  [ ]


Securities Act registration statement file number to which this form relates:_______________
         (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                   Name of Each Exchange on Which
         to be so Registered                   Each Class is to be Registered
         -------------------                   ------------------------------


Shares of Beneficial Interest, without par value             American Stock Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)



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Item 1.           Description of Registrant's Securities to be Registered.

         The securities being registered are Shares of Beneficial Interest, without par value ("Common Shares"), of InnSuites Hospitality Trust (the "Trust"). The authorized stock of the Trust consists of an unlimited number of Common Shares. Shareholders are entitled to one vote per share on all matters subject to a vote of the shareholders, including the election of Trustees. The Trust's Second Amended and Restated Declaration of Trust (the "Declaration") does not provide for cumulative voting in the election of Trustees. Matters subject to a vote of the shareholders, including the election of Trustees, generally require the affirmative vote of a majority of the outstanding Common Shares present in person or by proxy at a shareholder's meeting. Amendments to the Declaration require the affirmative vote of two-thirds of the outstanding Common Shares whether or not present in person or by proxy at a shareholder's meeting. Except as otherwise required by law, the holders of Common Shares exclusively possess all voting power.

         The Trust's Board of Trustees is divided into three classes, comprised of two Trustees each, which have staggered three-year terms. At least two years would be required in order to change the membership of a majority of the Board of Trustees.

         Shareholders are entitled to such dividends, if any, as may be declared from time to time by the Board of Trustees from funds legally available therefor and, upon liquidation, are entitled to receive, pro rata, all assets of the Trust available for distribution to such shareholders. All outstanding Common Shares are fully paid and nonassessable and have no preemptive rights.

         The Common Shares are subject to certain restrictions upon the ownership and transfer thereof that were adopted for the purpose of enabling the Trust to preserve its status as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). The Declaration provides that, subject to certain exceptions specified in the Declaration, no person may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than 4.9% of any class of the Trust's outstanding capital stock. The Board of Trustees may, but in no event will be required to, waive this ownership limit if it determines that such ownership will not jeopardize the Trust's status as a REIT. As a condition of such waiver, the Board of Trustees may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the Trust's REIT status. The ownership limitation provisions of the Declaration will not apply if the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to qualify, or to continue to qualify, as a REIT.

         Any purported transfer of capital stock of the Trust and any other event that would otherwise result in any person or entity violating the ownership limitation provisions of the Declaration will be void and of no force or effect as to that number of shares in excess of the ownership limit. In addition, if any purported transfer of capital stock of the Trust or any other event would otherwise cause the Trust to become "closely held" under the Code or otherwise fail to qualify as a REIT under the Code (other than as a result of a violation of the

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requirement that a REIT have at least 100 shareholders), then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result. Also, if any purported transfer of capital stock of the Trust or any other event would otherwise cause the Trust to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more of the ownership interests in any lessee or sublessee to whom the Trust's properties are leased, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the number that could have been transferred without such result. In each of those cases, the prohibited transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit shall cease to own any right or interest) in such excess shares.

         Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Trust (the "Beneficiary"). The trustee of the trust, who shall be designated by the Trust and be unaffiliated with the Trust and any prohibited transferee, will be empowered to sell such excess shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, the trustee will be empowered to sell such excess shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of such excess shares on the date of such event or the sales proceeds received by the trust for such excess shares. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by the Trust with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares.

         Any purported transfer of capital stock of the Trust that would otherwise cause the Trust to be beneficially owned by fewer than 100 persons will be null and void in its entirety, and the intended transferee will acquire no rights in such stock.

         Every owner of more than 4.9% (or such lower percentage as may be required by the Code or Treasury Regulations) of the outstanding shares of capital stock of the Trust must file a written notice with the Trust containing the information specified in the Declaration no later than January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Trust in writing such information as the Trust may request in order to determine the effect on the Trust's REIT status, if any, of such stockholder's actual and constructive ownership and to ensure compliance with the ownership limitation provisions of the Declaration.

         The ownership limitation provisions of the Declaration may have the effect of precluding an acquisition of control of the Trust without approval of the Board of Trustees.


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Item 2.           Exhibits.

                  Not Applicable.


                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                      InnSuites Hospitality Trust


Date:    April 2, 1999                By: /s/ James F. Wirth
                                          --------------------------------------
                                          James F. Wirth
                                          Chief Executive Officer and President

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